Exhibit 99.1
BALLY TOTAL FITNESS ANNOUNCES ANNUAL MEETING OF
SHAREHOLDERS TO BE HELD ON DECEMBER 19, 2006
COMPANY REDUCES BOARD SIZE
Chicago, October 23, 2006 — Bally Total Fitness (NYSE: BFT) announced today that the Company will hold its Annual Meeting of Shareholders on Tuesday, December 19, 2006, at 9:00 a.m., Central Time, at the Renaissance Hotel, 8500 W. Bryn Mawr Avenue, Chicago, Illinois. The Company also announced record dates for its 2006 Annual Meeting of Shareholders. Bally shareholders of record on the close of business on Monday, November 13, 2006 will be entitled to notice of the Annual Meeting and to vote upon matters considered at the meeting.
Bally will send a definitive proxy statement to shareholders of record containing important information about the meeting and the matters to be considered. Shareholders are urged to read the proxy statement when it becomes available.
On October 22, 2006, the Board of Directors reduced the size of the Board from nine to six, the number of directors currently serving. In addition, the Board also determined not to nominate Steven S. Rogers for re-election as a director when his term expires at the Annual Meeting. Accordingly, as Mr. Rogers is the only director in Class I, the Board voted to move Interim Chairman Don R. Kornstein from Class III to Class I so the Board consists of as close to an equal number of directors in each class as is practical, and determined to nominate him for reelection to Class I of the Board for a new three-year term at the Annual Meeting. The Board also voted to reduce the size of the Board from six to five effective upon the Annual Meeting, at which time the Class I directorship currently held by Mr. Rogers will be eliminated.
About Bally Total Fitness
Bally Total Fitness is the largest and only nationwide commercial operator of fitness centers in the U.S., with over 400 facilities located in 28 states, Mexico, Canada, Korea, China and the Caribbean under the Bally Total Fitness(R), Bally Sports Clubs(R) and Sports Clubs of Canada (R) brands. Bally offers a unique platform for distribution of a wide range of products and services targeted to active, fitness-conscious adult consumers.